Exhibit 99.1

Investor Relations Contact:

Kirsten Chapman /Cathy Mattison

Lippert / Heilshorn & Associates

(415) 433-3777

cmattison@lhai.com

American Stock Exchange Accepts Axesstel’s Plan to Meet Continued Listing Standards

SAN DIEGO, CA – May 9, 2008 – Axesstel, Inc. (AMEX: AFT) announced the staff of the American Stock Exchange (Amex) notified Axesstel that Amex has accepted Axesstel’s plan to regain compliance with Amex’s continued listing standards.

As previously announced, on March 5, 2008, Axesstel received notice from Amex indicating Axesstel was not in compliance with Section 1003(a)(i) and Section 1003(a)(ii) of the Amex Company Guide. Specifically, Amex staff noted Axesstel’s stockholder’s equity was less than $2,000,000 and losses from continuing operations and/or net losses were incurred in two out of the three most recent fiscal years, and that Axesstel’s stockholder’s equity was less than $4,000,000 and losses from continuing operations and net losses were incurred in three out of the four most recent fiscal years. In response, on April 7, 2008, Axesstel submitted a plan of compliance to Amex. The plan of compliance outlined the actions Axesstel is taking to increase its profitability.

On May 2, 2008, Axesstel reported first quarter 2008 financial results demonstrating significant improvements over first quarter 2007 and fourth quarter 2007. First quarter of 2008 revenues were $24.6 million, including data products revenue of $13.6 million. This compares to first quarter of 2007 revenues of $25.2 million, including $5.1 million from data products, and fourth quarter of 2007 revenues of $13.8 million, including data products revenue of $9.2 million. Gross margin for the first quarter of 2008 was $6.6 million, or a record 27 percent of revenue, compared to $4.6 million, or 18 percent of revenue, for the same period last year and $2.9 million, or 21 percent of revenue, for the prior quarter. Net income for the first quarter of 2008 was $257,000 or $0.01 per diluted share, compared to a net loss of $1.2 million or $0.05 per share for the first quarter of 2007 and a net loss of $5.0 million or $0.22 per share for the fourth quarter of 2007.

On May 5, 2008, Amex notified Axesstel that Amex accepted the plan of compliance as it made a reasonable demonstration of Axesstel’s ability to regain compliance with the continued listing standards by September 7, 2009. Accordingly, Axesstel was granted an extension until September 7, 2009 to regain compliance with the continued listing standards.

Axesstel is not currently in compliance with Amex continued listing standards and its listing on Amex is being continued pursuant to the extension granted following Amex’s review of the plan of compliance discussed above. Axesstel will be subject to periodic review by Amex during the extension period. Continued listing on Amex is dependent upon making progress consistent with the plan of compliance or in regaining compliance with the continued listing standards by the end of the extension period.

ABOUT AXESSTEL, INC.

Axesstel (AMEX: AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes wireless web computers, broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for access to online computing, high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

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